Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2015, in the Registration Statement (Form S-1) and related Prospectus of Intersect ENT, Inc. for the registration of 3,450,000 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated March 11, 2015 with respect to the financial statement schedules of Intersect ENT, Inc. for the years ended December 31, 2014, 2013, and 2012 included in the Annual Report (Form 10-K) for 2014 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

May 19, 2015